Exhibit 99.1

COMPANY CONTACT	INVESTOR CONTACTS
The Spectranetics Corporation	LHA
Guy Childs, Chief Financial Officer	Don Markley or Bruce Voss
(719) 633-8333	(310) 691-7100
dmarkley@lhai.com

FOR IMMEDIATE RELEASE

SPECTRANETICS APPOINTS B. KRISTINE JOHNSON AS DIRECTOR

COLORADO SPRINGS, Colo. (June 1, 2012) - The Spectranetics Corporation (Nasdaq: SPNC) today announced that its Board of Directors has appointed B. Kristine Johnson to the Board, to fill the vacancy created by the retirement of David Blackburn, effective May 31, 2012. The Board includes nine members following the appointment of Ms. Johnson.

Ms. Johnson is President of Affinity Capital Management, a venture capital firm that invests in private, U.S. based healthcare companies. She has held this position since 2000. Prior to serving as a consultant to Affinity Capital Management in 1999, she was Senior Vice President and Chief Administrative Officer of Medtronic, Inc. During her 17 years at Medtronic, she also served as President and General Manager of its vascular business and President and General Manager of its tachyarrhythmia management business. Ms. Johnson received her B.A. from St. Olaf College. She currently serves on the Board of Directors of Piper Jaffray, a leading middle market investment bank and asset management firm. She also serves on the Boards of Directors of St. Olaf College, University of Minnesota Foundation and the University of Minnesota Physicians as well as the boards of several private entities.

“Kris has demonstrated her ability to manage large corporate operating divisions within the medical device industry. With her depth of medical device industry experience and demonstrated leadership success, we believe Kris will be an outstanding addition to the Board of Directors of Spectranetics,” said R. John Fletcher, Chairman of The Spectranetics Corporation's Board of Directors. He continued, “We also want to thank David Blackburn for his nine years of commendable service.”

About Spectranetics

Spectranetics develops, manufactures, markets and distributes single-use medical devices used in minimally invasive procedures within the cardiovascular system. The Company's products are sold in more than 40 countries and are used to treat arterial blockages in the heart and legs, as well as the removal of pacemaker and defibrillator leads.

The Company's Vascular Intervention (VI) products include a range of peripheral and cardiac laser catheters for ablation of occluded arteries above and below the knee and within coronary arteries. The Company also markets aspiration and thrombectomy catheters for the removal of thrombus and support catheters to facilitate crossing of coronary and peripheral arterial blockages.

The Lead Management (LM) product line includes excimer laser sheaths and cardiac lead management accessories for the removal of pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com.

# # #